Exhibit 10.2

CHANGE IN CONTROL SEVERANCE PAY AGREEMENT

                THIS SEVERANCE PAY AGREEMENT is made as of May 13, 2009, by and between Goldleaf Financial Solutions, Inc., a Tennessee corporation (hereinafter the “Company”), and Daniel Owens, a resident of the State of Georgia (the “Employee”).

                WHEREAS, the Company previously has employed the Employee, either directly or through a wholly owned subsidiary; and

                WHEREAS, the Company recognizes that the Employee’s contribution to the Company’s growth and success has been and continues to be substantial;

                WHEREAS, the Company wishes to encourage the Employee to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Employee for a period of time in the event of a Change in Control of the Company;

                NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the parties, intending to be legally bound hereby, agree as follows:

                1.             Severance Pay.

                                A.            In the event there is a “Change in Control” of the ownership of the Company, and if (i) the Company within six (6) months preceding such Change of Control, terminates Employee’s employment (or Employee resigns in such period and delivers notice to the Company that such resignation constitutes a constructive discharge), (ii) the Company within twelve (12) months following such Change in Control, terminates Employee’s employment,   or (iii) Employee, upon not less than ninety (90) days prior written notice, terminates his employment, then Employee shall be entitled to receive as a severance payment in a lump sum an amount equal to 100% of his annual base salary (not including incentive compensation or benefits).  In addition, any earned but unpaid base salary, unpaid incentive compensation from prior years, and accrued vacation will be paid.

                                B.            A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated (or agree to be merged or consolidated) with another entity and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all (or agree to sell all or substantially all) of its assets to another entity that is not a wholly-owned subsidiary,  (iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), or (v) the individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election or nomination for election by the Company’s stockholders of any new director was approved by at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided, further that notwithstanding any such two-thirds approval of the Incumbent Board, any such new director shall not be considered a member of the Incumbent Board if, within two years of such director’s initial election to the Board, any person nominates an alternative slate of directors to any slate set forth by the Incumbent Board.  For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

                2.             Compliance Programs.  The Employee will at all times while employed with the Company comply fully with the Company’s “Guidelines of Company Policies and Conduct” and any other compliance program, as such programs may be amended from time to time, and acknowledges that his obligations under such programs as an employee are contractual in nature.

                3.             Confidential Information.

                                A             As used in this Agreement, the term “Confidential Information” means all technical and non-technical information of Goldleaf or its customers, vendors or business partners, regardless of the media or manner in which it is stored or conveyed to Employee, that relates to the business of Goldleaf or its customers, vendors or business partners, and that (a) Goldleaf has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure, or (b) which would under the circumstances appear to a reasonable person to be confidential or proprietary.  Confidential Information includes information Employee learns or develops in connection with his employment with Goldleaf, including, but not limited to; product information, plans, specifications, designs and pricing; non-public financial information, including forecasts, budgets and data; marketing and advertising plans, budgets and studies; business strategies; the identities of the key decision makers at Goldleaf’s customers, vendors or other business partners; the particular needs and preferences of Goldleaf’s customers or other business partners, and Goldleaf’s approaches and strategies for satisfying those needs and preferences; contracts, credit procedures and terms; research and development plans; software; hardware; employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, and performance evaluations of Goldleaf personnel; information regarding, and used, in employee training; and information relating to employee stock ownership or entitlement); information relating to Goldleaf stock or assets or proposed or ongoing acquisitions or takeovers by or on behalf of Goldleaf; and know-how.  The foregoing are only examples of Confidential Information.  If Employee is uncertain as to whether any particular information or material constitutes Confidential Information, he shall ask his direct supervisor or, if no longer employed by Goldleaf, Goldleaf’s then General Counsel.

                                B.            Confidential Information does not include information that can be shown by competent proof (a) was generally known to the relevant public at the time of disclosure, or became generally known after disclosure to me without breach of this Agreement; (b) was lawfully received by Employee from a third party who was not under such restrictions; (c) was known to Employee without such restrictions prior to its receipt from Goldleaf; (d) was independently developed by Employee outside the scope of his employment or independent third parties; or (e) is required to be disclosed pursuant to judicial order or other compulsion of law, but only as required by such order and provided that Employee provides to Goldleaf prompt notice of any efforts to obtain such order and comply with any protective order imposed on such disclosure.

                                C.            Employee acknowledges and agrees that in the course of his employment with Goldleaf, he may gain access to Goldleaf’s Confidential Information, that Confidential Information consists of valuable, special and unique assets of Goldleaf and its affiliates’ businesses, and that access to such Confidential Information is granted only for the purpose of enabling Employee to perform duties for Goldleaf.

                                D.            Employee agrees that both during and following the termination of employment with Goldleaf for any reason, he shall hold in confidence all Confidential Information of Goldleaf furnished by Goldleaf, or reproduced or developed by Employee.  Employee agrees that, except with Goldleaf’s prior written permission or in furtherance of his duties for Goldleaf, he shall not, directly or indirectly, use, disclose, reproduce, distribute, reverse engineer, or otherwise misappropriate any Confidential Information, in whole or in part.  Upon termination of employment with Goldleaf for any reason, or upon any earlier request by Goldleaf, Employee shall promptly return to Goldleaf or destroy all documents or materials, of any nature, in my possession, custody or control containing Confidential Information (regardless of the medium in which such information is stored) that have been furnished by Goldleaf to him, or reproduced or developed by him.

                                E.             This Agreement (a) does not in any way restrict my right or the right of Goldleaf to terminate my employment, (b) inures to the benefit of successors and assigns of Goldleaf, and (c) is binding upon my heirs and legal representatives. Goldleaf shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Goldleaf may have for a breach of this Agreement.

                4.             General Release.  As a condition to the payment described in Section 1 above, Employee shall be required to execute a General Release in reasonable form whereby Employee fully and forever releases the Company, its successors, assigns, affiliates, insurers, officers, directors, employees and agents, from any and all liability, causes of action, suits, damages, claims and demands whatsoever that Employee may have and that arise from or relate in any way to his employment with the Company or the conduct of the Company’s business through the date thereof.  Any such release shall also include a similarly situated release from the Company to Employee.

                5.             Successors and Assigns.  The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

                6.             Non-Assignability by the Employee.  Notwithstanding anything to the contrary set forth herein, the rights and obligations of the Employee hereunder are not assignable.

                7.             Governing Law.  This Agreement shall be interpreted under, subject to and governed by the laws of the State of Georgia and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.

                8.             Waivers.  The waiver of a breach by either party of a term or provision of this Agreement, at any time or times, shall not be deemed or construed to be a waiver of any subsequent breach or breaches of the same or of any other terms or provisions of this Agreement at any time or times.

                9.             Invalidity.  The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                10.           Exclusiveness.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the employment or severance arrangements of the Employee and supersedes any and all other agreements, oral or written, between the parties.  This Agreement replaces any prior change of control agreements between the parties.  No waiver, modification, or amendment to this Agreement shall be valid unless the same be reduced to writing and signed by the parties hereto.

                11.           Modification.  This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                12.           Consolidation, Merger or Sale of Assets.  Nothing in this Agreement shall preclude or otherwise restrict the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another individual, entity or business that assumes this Agreement and all obligations of the Company hereunder.

[Signatures on the following page.]

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

GOLDLEAF FINANCIAL SOLUTIONS, INC.

By:	/s/Gregory Lynn Boggs
Title:	President/CEO

“EMPLOYEE”

/s/Daniel Owens
Daniel Owens